Exhibit 99.1

BioSpecifics Technologies Corp. Reports Fourth Quarter and Full Year 2014 Financial Results

LYNBROOK, NY – March 13, 2015 – BioSpecifics Technologies Corp. (NASDAQ: BSTC), a biopharmaceutical company developing first in class collagenase-based products marketed as XIAFLEX® (collagenase clostridium histolyticum or CCH) in the U.S. and XIAPEX® in the EU, today announced its financial results for the fourth quarter and full year ended December 31, 2014 and provided a corporate update.

“This past year has been a year of tremendous growth commercially for XIAFLEX. In the U.S., we saw a significant increase in total XIAFLEX revenues in 2014, driven by the launch in Peyronie's disease. This increase was evident in the royalties and mark-up on COGS revenues in 2014, which more than doubled compared to the previous year. Revenues exceeded expectations and we are eager to see rising sales of XIAFLEX for patients in the U.S. and in Europe in 2015,” said Thomas L. Wegman, President of BioSpecifics. “We are also excited about the expansion into new territories, with the approval of XIAPEX for Peyronie's disease in Europe by the EU Commission, and the current review in Japan for approval in Dupuytren's contracture, with an expected decision in mid-2015.”

“We are very pleased with Endo’s commitment to advancing the CCH pipeline based on its belief in its vast potential. Endo stated its intention to take canine lipoma forward and is also considering opt-in rights to human lipomas, currently in a Phase 2 study. Uterine fibroids and capsular contracture of the breast are two conditions with limited therapeutic options that have been highlighted by Endo as promising pipeline programs. Endo also recently reported preliminary data for the Phase 2b frozen shoulder syndrome trial, which showed improvement in outcome measures from baseline but also an unexpected placebo response with excercise. A full analysis of the study is underway which will involve a deeper look at patient subsets such as those presenting with more recalcitrant symptoms. We expect the next trial to be initiated by the end of 2015. There is also progress being made with the cellulite trial and we look forward to the initiation of a Phase 2b study by the end of the year. Within our own development progress, we expect to complete enrollment in the Phase 2 human lipoma study in the first half of 2015. Endo will have the option to license the rights to this indication after we submit a full study report for their review.”

Fourth Quarter & Full Year 2014 Financial Results

BioSpecifics reported net income of $1.9 million for the fourth quarter ended December 31, 2014, or $0.29 per basic share and $0.27 per share on a fully diluted basis, compared to net income of $1.7 million, or $0.27 per basic share and $0.25 per share on a fully diluted basis for the same period in 2013. For the full year ended December 31, 2014, the Company reported a net income of $4.6 million, or $0.72 per basic share and $0.66 per share on a fully diluted basis, compared to net income of $5.3 million, or $0.83 per basic share and $0.76 per share on a fully diluted basis for the same time period in 2013.

Total revenue for the fourth quarter ended December 31, 2014 was $4.7 million, compared to $4.1 million for the same period in 2013. For the full year ended December 31, 2014, total revenue was $14.1 million, compared to $14.5 million for the same period in 2013. Increased XIAFLEX revenues in 2014 more than compensated for the termination of earn-out revenues recognized under the Company’s agreement with DFB Biotech, Inc. (DFB) in 2013 ($3.5 million). The decreased total revenue in 2014 was due to lower milestone payments from Auxilium Pharmaceuticals, Inc. (Auxilium).

Royalty and mark-up on cost of goods sold (COGS) revenues recognized under BioSpecifics’ agreement with Auxilium for the fourth quarter ended December 31, 2014 were $4.1 million, compared to $2.0 million for the same period in 2013. This represents an increase of approximately 105%. This increase in royalties and mark-up on COGS was due to increased net sales of XIAFLEX for the treatment of Dupuytren’s contracture and Peyronie’s disease during the 2014 period, as reported by Auxilium and recognized by BioSpecifics with a one quarter lag. Total royalty, mark-up on COGS and earn-out revenues for the year ended December 31, 2014 increased to $13.0 million as compared to $11.8 million in the same period in 2013.

Licensing revenue consists of licensing fees, sublicensing fees and milestones. Licensing revenue for the fourth quarter ended December 31, 2014 was $0.5 million, compared to $2.0 million in the same period in 2013. Licensing revenue, for the year ended December 31, 2014, was $1.1 million, compared to $2.7 million in the same period in 2013.

Research and development expenses for the fourth quarter ended December 31, 2014 and 2013 were $0.4 million in each period. For the year ended December 31, 2014, research and development expenses were $1.3 million, compared to $1.5 million in the same period in 2013.

General and administrative expenses for the fourth quarter ended December 31, 2014 were $1.4 million, compared to $1.1 million for the same period in 2013. For the year ended December 31, 2014, general and administrative expenses were $5.8 million, compared to $5.0 million in the same period in 2013.

Provision for income taxes for the fourth quarter ended December 31, 2014 were $1.0 million compared to $0.9 million for the same period in 2013. For the year ended December 31, 2014, provision for income taxes were $2.4 million as compared to $2.7 million in the same period of 2013.

As of December 31, 2014, BioSpecifics had cash and cash equivalents, and investments of $22.0 million, compared to $17.5 million on September 30, 2014.

Corporate Updates:

  BioSpecifics’ strategic partner Auxilium was acquired by Endo International plc (Endo), with the transaction closing on January 29, 2015. Auxilium is now a wholly-owned subsidiary of Endo, and XIAFLEX will be marketed by Endo’s specialty pharmaceuticals business unit in the U.S. for Dupuytren's contracture and Peyronie's disease. Endo will also continue to manage the research and development of CCH.

  BioSpecifics will hold its Annual Meeting of Stockholders on Thursday, June 18, 2015 in New York City.

XIAFLEX Commercial Highlights and Expansion:

The following commercial highlights occurred in the fourth quarter of 2014 and in recent months:

  XIAPEX approved in the EU for Peyronie’s disease. In January 2015, the EU Commission approved XIAPEX for the treatment of adult men with Peyronie’s disease with a palpable plaque and curvature deformity of at least 30 degrees at the start of therapy. This followed a positive opinion by the Committee for Medicinal Products for Human Use (CHMP) of the European Medicines Agency (EMA). XIAPEX is marketed in the EU by Swedish Orphan Biovitrum AB (Sobi).

  XIAFLEX label expansion approved in the U.S. for Dupuytren’s contracture. In October 2014, the U.S. Food and Drug Administration (FDA) approved the supplemental Biologics License Application (sBLA) submitted by Auxilium for XIAFLEX for the treatment of up to two Dupuytren’s contracture cords in the same hand during a single treatment visit.

Pipeline Updates:

BioSpecifics manages the development of CCH for human lipomas and uterine fibroids, and initiates the development of CCH in new potential indications. Endo’s licensed rights cover three pipeline indications including frozen shoulder syndrome, cellulite and canine lipomas. On March 12, 2015, Endo provided a pipeline update for CCH, which included the following highlights:

  Preliminary data presented from the Phase 2b study of CCH in frozen shoulder syndrome.
  This was a double-blind, placebo-controlled Phase 2b study in 321 adults in the U.S. and Australia. It was designed to evaluate the change in forward flexion and improvement in function and pain. The results showed a strong, similar drug effect as was seen in the Phase 2a study for key measures including forward flexion, shoulder abduction, external and internal rotation. Similar CCH patient improvement in pain seen across both trials. There was also an increased and unexpectedly robust placebo effect in those patients who did not receive XIAFLEX and only performed home exercises. Endo anticipates that it will move into the next trial by year-end, following more full-scale analysis of the Phase 2b study results.

  Phase 2b study of CCH in cellulite expected to initiate by the end of 2015. Endo has met directly with the FDA to discuss protocols, endpoints and timelines and expects the start of a Phase 2b clinical trial by year-end 2015.

  Expansion of the pipeline announced with licensed indications, including canine lipoma. In November 2014, Auxilium exercised its option to expand its rights to CCH to include the potential treatment of canine lipomas. This prompted an opt-in milestone payment of $500,000 to BioSpecifics.

Endo also announced the potential expansion of its CCH development pipeline into currently un-licensed assets including uterine fibroids, human lipoma, and capsular contracture of the breast. Highlights from these programs include:

  In October 2014, promising preclinical data from a collaboration with Duke Medicine were presented on the potential of CCH in uterine fibroids at the Mechanotransduction in the Reproductive Tract conference. Data demonstrated that CCH can reduce the rigidity of human uterine fibroid tissue and potentially shrink uterine fibroid tumors.

  Phase 2 study of CCH for human lipomas enrolling. Enrollment in this Phase 2 study is expected to be completed in the first half of 2015. The study is an opt-in study and Endo will have the opportunity to expand the field of its license to include this indication based on a full analysis of the final data from this study.

Webcast and Conference Call

BioSpecifics will host a conference call today at 8:30 a.m. ET to discuss these fourth quarter and full year 2014 results.

In order to participate in the conference call, please dial 866-364-3867 (domestic) or 412-902-4213 (international). The live webcast can be accessed under “Events and Presentation” in the Investors section of the Company’s website at www.biospecifics.com or you may use the link: http://www.videonewswire.com/event.asp?id=101694

A replay of the call will be available one hour after the end of the conference until 9:00 a.m. ET on March 17, 2015. To access the replay, please dial 877-344-7529 (domestic) or 412-317-0088 (international) and reference the access code 10061405. The archived webcast will be available for 90 days in the Investors section of BioSpecifics' website at www.biospecifics.com.

About BioSpecifics Technologies Corp.

BioSpecifics Technologies Corp. is a biopharmaceutical company that has developed injectable collagenase for twelve clinical indications to date. Injectable collagenase is approved for marketing as XIAFLEX® (collagenase clostridium histolyticum or CCH) in the U.S. for the treatment of adult Dupuytren's contracture patients with up to two palpable cords in the same palm and for Peyronie's disease in men with a palpable plaque and a curvature deformity of 30 degrees or greater at the start of therapy. XIAFLEX is marketed in the U.S. by BioSpecifics' partner, Endo International plc (Endo), following the acquisition of Auxilium Pharmaceuticals, Inc. by Endo. Endo has the following partnerships outside the U.S. for XIAFLEX in Dupuytren's contracture and Peyronie's disease; Swedish Orphan Biovitrum AB has marketing rights for XIAPEX® (the EU tradename for CCH) in 71 Eurasian and African countries, Actelion Pharmaceuticals Ltd. has rights in Canada, Australia, Mexico and Brazil, and Asahi Kasei Pharma Corporation in Japan. CCH is in clinical development for the treatment of several additional promising indications. Endo is managing the clinical development of CCH for frozen shoulder syndrome in a Phase 2b study, and also for cellulite and canine lipoma. BioSpecifics is currently managing the development of CCH for the treatment of human lipoma and uterine fibroids. For more information, please visit www.biospecifics.com.

Forward-Looking Statements

This release includes “forward-looking statements” within the meaning of, and made pursuant to the safe harbor provisions of, the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact, including statements regarding our strategy, future operations, future financial position, future revenues, projected costs, prospects, plans and objectives of management, expected revenue growth, and the assumptions underlying or relating to such statements, are “forward-looking statements”. The forward-looking statements in this release include statements concerning, among other things, increased sales of XIAFLEX in the U.S. and Europe, expanded therapeutic opportunity for XIAFLEX in new territories, timing for review of regulatory applications in Japan for the use of XIAFLEX for Dupuytren’s contracture, the potential of the CCH pipeline, Endo’s intention to use CCH for the treatment of canine lipoma and their potential expansion of the CCH development pipeline into human lipomas, uterine fibroids and capsular contracture of the breast; the status of the findings of uterine fibroids and capsular contracture of the breast, the analysis of the effects of the Phase 2 frozen shoulder syndrome trial; the timing of a next stage trial with respect to frozen shoulder syndrome, the progress and timing for initiating the Phase 2b trial in cellulite, the timing for completing patient enrollment in the Phase 2 clinical trial for CCH and Endo’s opportunity to extend its license to that indication, the timing of the annual meeting, marketing of XIAFLEX by Endo and management of research and development of CCH by Endo. In some cases, these statements can be identified by forward-looking words such as “believe,” “expect,” “anticipate,” “plan,” “estimate,” “likely,” “may,” “will,” “could,” “continue,” “project,” “predict,” “goal,” the negative or plural of these words, and other similar expressions. These forward-looking statements are predictions based on our current expectations and our projections about future events and various assumptions. There can be no assurance that we will realize our expectations or that our beliefs will prove correct. There are a number of important factors that could cause BioSpecifics’ actual results to differ materially from those indicated by such forward-looking statements, including the timing of regulatory filings and action; the ability of Auxilium and its partners to achieve their objectives for XIAFLEX in their applicable territories; the market for XIAFLEX in, and timing, initiation and outcome of clinical trials for, additional indications including frozen shoulder, cellulite, human and canine lipoma and uterine fibroids, all of which will determine the amount of milestone, royalty, mark-up on cost of goods sold and sublicense income BioSpecifics may receive; the potential of CCH to be used in additional indications; Endo modifying their objectives or allocating resources other than to CCH; the integration of Auxilium into Endo; and other risk factors identified in BioSpecifics’ Annual Report on Form 10-K for the year ended December 31, 2013, its Quarterly Reports on Form 10-Q for the quarters ended March 31, 2014, June 30, 2014 and September 30, 2014 and its Current Reports on Form 8-K filed with the Securities and Exchange Commission. All forward-looking statements included in this release are made as of the date hereof, are expressly qualified in their entirety by the cautionary statements included in this release and, except as may be required by law, we assume no obligation to update these forward-looking statements.

Contact:

BioSpecifics Technologies Corp.
Thomas L. Wegman, President
(516) 593-7000
thomas_wegman@biospecifics.com

BioSpecifics Technologies Corp.
Consolidated Statements of Operations

	Three months ended		Twelve months ended
	December 31		December 31
	2014	2013	2014	2013
Revenues:	(Unaudited)		(Audited)
Net sales	$2,837	$5,064	$32,432	$37,458
Royalties	4,135,303	2,049,764	12,985,370	11,767,758
Licensing revenue	512,345	2,017,282	1,059,254	2,662,024
Total Revenues	4,650,485	4,072,110	14,077,056	14,467,240

Costs and expenses:
Research and development	354,383	372,730	1,263,512	1,484,416
General and administrative	1,427,051	1,123,773	5,814,185	5,038,363
Total costs and expenses	1,781,434	1,496,503	7,077,698	6,522,779

Operating income	2,869,051	2,575,607	6,999,359	7,944,461

Other income (expense):
Interest Income	9,714	6,692	32,158	26,202
Other, net	-	-	1,150	-
	9,714	6,692	33,308	26,202

Income before provision for income taxes	2,878,765	2,582,299	7,032,667	7,970,663
Provision for Income taxes	(959,523)	(856,497)	(2,386,707)	(2,684,816)

Net income	$1,919,242	$1,725,802	$4,645,960	$5,285,847

Earnings per share:
Basic	$0.29	$0.27	$0.72	$0.83
Diluted	$0.27	$0.25	$0.66	$0.76

Shares used in calculation of earnings per share:
Basic	6,609,339	6,341,569	6,477,457	6,345,615
Diluted	7,165,367	6,956,992	7,079,570	6,922,274

BioSpecifics Technologies Corp.
Selected Consolidated Balance Sheet Data (1)

	December 31
	2014	2013
Cash and cash equivalents	$9,810,816	$5,624,860
Investments	12,150,436	6,966,964
Accounts and income tax receivable, net	3,640,163	5,260,126
Deferred tax assets	1,078,771	1,507,776
Working capital	24,477,598	17,491,917
Total assets	31,026,824	23,252,244
Long-term liabilities	98,757	138,260
Total stockholders' equity	30,256,855	22,332,439

(1) The selected consolidated balance sheets for the years ended December 31, 2014 and 2013 have been derived from the audited financial statements but do not include all of the information and footnotes required by accounting principles generally accepted in the United States for complete financial statements